UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Model N, Inc.
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January 2, 2020

Dear Fellow Stockholders:
Thank you for your investment in Model N. It has been my privilege to serve as the non-executive Chair of the Board of Directors, working with a group of highly committed and knowledgeable Board members in stewardship of the long-term interests of our stockholders. As a Board, we worked to provide independent oversight of Model N’s management team, and engaged in continuous dialogue concerning corporate strategy, business objectives and governance of the Company.
Board Oversight of Corporate Strategy and Risk
The Board is committed to its role as your fiduciaries, and we believe that our Directors’ diverse skills and backgrounds represent the expertise required for effective oversight of Model N’s business. As Model N’s management team delivered strong results in fiscal year 2019, the Board members, who have significant experience serving as financial or technological leaders at technology and financial companies, oversaw management’s execution of its long-term strategy of focusing on two core vertical markets - life sciences and high tech - as Model N continues its transformation into a vertical SaaS company.
Corporate Governance
In 2019, we reached out to stockholders representing over 53% of our outstanding shares to discuss performance, strategy, executive compensation, corporate governance and Board composition as part of our effort to improve engagement with and responsiveness to our stockholders. I personally participated in these discussions to hear directly from our stockholders and found that these engagements were invaluable to the Board and helped inform our decision-making.
At Model N, we strive to refresh perspectives in our boardroom and all of our directors have served five years or less. In May 2019, we were pleased to welcome Scott Reese, who has significant experience leading product teams and building solutions that drive profitable growth, immediately contributing to the Board’s dialogue with management.
As an integral part of Model N’s Board refreshment process, we fundamentally believe that best performing boards are diverse boards, and the Nominating and Corporate Governance Committee values diversity, including gender diversity, in our boardroom as one of the key criteria in looking for new directors.
Executive Compensation
The Board places a high priority on responding to stockholder feedback. This past year, we worked to address the Say-on-Pay vote at the 2019 Annual Meeting of Stockholders. The Compensation Committee evaluated Model N’s executive compensation program, taking into account last year’s Say-on-Pay results as well as input from our stockholders, the process for which is detailed in the Compensation Discussion and Analysis section of this proxy statement.
On behalf of Model N’s Board and the management team, we pledge to work as your fiduciaries to ensure the sustainability and success of Model N’s long-term strategies. Thank you for your continued support.

Best regards,
Baljit Dail
Non-Executive Chair of the Board

MODEL N, INC.
777 MARINERS ISLAND BOULEVARD, SUITE 300
SAN MATEO, CALIFORNIA 94404
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 11:30 a.m. Pacific Time on Friday, February 14, 2020
TO THE HOLDERS OF COMMON STOCK OF MODEL N, INC.:
The Annual Meeting of Stockholders of Model N, Inc., a Delaware corporation (“Model N”), will be held on Friday, February 14, 2020 at 11:30 a.m. Pacific Time at Model N, Inc., located at 777 Mariners Island Boulevard, Suite 300, San Mateo, California, for the following purposes:

1.	To elect two Class I directors to serve until the 2023 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020;

3.	To hold a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The Board of Directors of Model N has fixed the close of business on December 17, 2019 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on December 17, 2019 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.
A Notice Regarding the Availability of Proxy Materials (“Notice”) is being mailed to stockholders of record as of the record date beginning on or about January 2, 2020. The Notice contains instructions on how to access our proxy statement for our 2020 Annual Meeting of Stockholders and our Annual Report on Form 10-K for our fiscal year ended September 30, 2019 (together, the proxy materials). The Notice also provides instructions on how to vote online and how to receive a paper or email copy of proxy materials by mail. The proxy materials can be accessed directly at the following Internet address:
http://investor.modeln.com/annual-meeting/Index?KeyGenPage=1073749823.
If you have any questions regarding this information or the proxy materials, please visit our website at www.modeln.com or contact our investor relations department at 650-610-4998.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of Model N and look forward to receiving your proxy.
By order of the Board of Directors,
Jason Blessing
Chief Executive Officer
San Mateo, California

January 2, 2020

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements. All statements contained in this proxy statement other than statements of historical fact, including statements regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek”, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2019. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We are under no duty to update any of these forward-looking statements after the date of this proxy statement.
As used in this proxy statement, the terms “Model N,” “we,” “us,” and “our” mean Model N, Inc. and its subsidiaries unless the context indicates otherwise.

MODEL N, INC.
777 Mariners Island Boulevard, Suite 300
San Mateo, California 94404

PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
to be held on Friday, February 14, 2020 at 11:30 a.m. PT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held at 11:30 a.m. PT on Friday, February 14, 2020, and any postponements or adjournments thereof. The Annual Meeting will be held at Model N, Inc., located at 777 Mariners Island Boulevard, Suite 300, San Mateo, California. Beginning on or about January 2, 2020, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials.
QUESTIONS AND ANSWERS
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
What matters am I voting on?
You will be voting on:

•	the election of two Class I directors to hold office until the 2023 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020;

•	a proposal to hold a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and

•	any other business that may properly come before the meeting.
How does the Board of Directors recommend I vote on these proposals?
The Board of Directors recommends a vote:

•	FOR the re-election of Tim Adams and Scott Reese, our nominees for Class I directors;

•	FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020; and

•	FOR the non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Who is entitled to vote?
Holders of our common stock as of the close of business on December 17, 2019, the record date, may vote at the Annual Meeting. As of the record date, we had 33,329,629 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Model N will be entitled to one vote for each share of common stock held as of the close of business on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
How do I vote?
There are four ways for stockholders of record to vote:

•	by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on February 13, 2020 (have your Notice or proxy card in hand when you visit the website);
We encourage you to vote this way as it is the most cost-effective method.

•	by toll-free telephone at 800-776-9437 (or 718-921-8500 for international callers) until 11:59 p.m. Eastern Time on February 13, 2020 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card so that it is received prior to the Annual Meeting; or

•	by written ballot at the Annual Meeting.
Street name holders may submit their voting instructions by internet or telephone using the information provided by their respective brokers or nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote by written ballot at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone (until 11:59 p.m. Eastern Time on February 13, 2020);

•	returning a later-dated proxy card so that it is received prior to the Annual Meeting;

•	notifying the Corporate Secretary of Model N, in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.
Street name holders may change their voting instructions by submitting new instructions by internet or by telephone or returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by completing a ballot at the Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy card have been designated as proxies by our Board of Directors. When proxy votes are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware state law. The presence, in person or by proxy, of a majority of the voting power of the shares of stock entitled to vote at the meeting will constitute a quorum at the meeting.
What is the effect of broker non-votes and abstentions?
A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast and, therefore, will have no effect on the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP, or the non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Abstentions are voted neither “for” nor “against” a matter, and, therefore, will have no effect on these proposals, but are counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

•
Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved.

•
Proposal No. 3: The non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement must receive the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved.

How are proxies solicited for the Annual Meeting?
The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Model N. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Your broker will not have discretion to vote on the election of directors, or the non-binding advisory vote on the compensation of our named executive officers, which are “non-routine” matters, absent direction from you.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K, primarily via the Internet. Beginning on or about January 2, 2020, we mailed to our stockholders a “Notice Regarding the Availability of Proxy Materials” that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. You may revoke your consent at any time by contacting the Corporate Secretary of Model N, in writing, at the address listed on the front page, or by telephone at (650) 610-4600.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Model N or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find Model N’s Corporate Governance Guidelines and other governance documents?
Model N has adopted Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines, as well as copies of the Code of Business Conduct for Directors, Code of Business Conduct for Employees, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter, can be accessed through the Investors section of our website, under Company—Investor Relations—Investor Menu—Governance Documents, or by clicking on the following link:
http://investor.modeln.com/govdocs.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors currently consists of seven members. Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of directors, with directors serving staggered three-year terms.
Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The class of each director is set forth in the table below.
The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of December 17, 2019, are provided in the table below. Additional biographical descriptions of each nominee and director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of our nominees and directors that led to the conclusion that each person should serve as a member of our Board of Directors.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
Tim Adams	I	60	Director	2016	2020	2023
Scott Reese	I	47	Director	2019	2020	2023

Continuing Directors
Jason Blessing	III	48	Chief Executive Officer and Director	2018	2022	—
Baljit Dail	II	52	Director	2017	2021	—
Melissa Fisher	II	47	Director	2016	2021	—
Alan Henricks	II	69	Director	2015	2021	—
Dave Yarnold	III	59	Director	2018	2022	—
Nominees for Director
Tim Adams has served as a member of our Board of Directors since December 2016. Since January 2017, Mr. Adams has served as Chief Financial Officer of ObsEva SA, a biopharmaceutical company. From June 2014 to September 2016, Mr. Adams served as Executive Vice President, Chief Financial Officer and Treasurer of Demandware, Inc., a provider of cloud-based e-commerce solutions and services. Mr. Adams served as Senior Vice President and Chief Financial Officer of athenahealth, Inc., a provider of cloud-based services for electronic health records, practice management, and care coordination, from January 2010 to June 2014. Previously, Mr. Adams served as Chief Investment Officer of Constitution Medical Investors, Inc., a private investment firm focused on health-care-sector-related acquisitions and investments, as well as Senior Vice President of Corporate Strategy for Keystone Dental, Inc., a provider of dental health products and solutions. Earlier in his career, Mr. Adams was Chief Financial Officer at a number of other publicly traded companies. Mr. Adams began his career in public accounting at PricewaterhouseCoopers LLP, formerly Price Waterhouse, and is a Certified Public Accountant. Mr. Adams has served as a member of the board of directors of ABILITY Network, a private healthcare technology company, from November 2014 to March 2018. In April 2019, Mr. Adams was appointed to the Board of Directors of Prevail therapeutics, a gene therapy company. Mr. Adams obtained a B.S. from Murray State University and an MBA from Boston University. Our Board of Directors determined that Mr. Adams should serve as a director based on his significant experience working with technology companies and his significant financial experience.
Scott Reese has served as a member of our Board of Directors since May 2019. Since September 2017, Mr. Reese has served as Senior Vice President, MCP Product Group at Autodesk, a provider of Cloud based design and engineering software. He is also responsible for product and information security with the company. From March 2003 to September 2017, Mr. Reese served in a variety of senior and executive roles at Autodesk. From November 1999 to March 2003, Mr. Reese served as Vice President of Operations at VIA Development Corporation. In addition to his work at Autodesk, Scott serves on the board of The National Action Council for Minorities in Engineering, Inc. (NACME). NACME’s goal is to increase representation and opportunities for those who are underrepresented in the engineering workforce. Mr. Reese holds an MBA and Bachelor's of Science in Computer Information Systems from Indiana Wesleyan University. Our Board of Directors determined that Mr. Reese should serve as a director based on his significant experience building and developing products.
Continuing Directors
Jason Blessing has served as our Chief Executive Officer and a member of our Board of Directors since May 7, 2018. Prior to joining Model N, Mr. Blessing served as Chief Executive Officer of Plex Systems, an industry-leading ERP and manufacturing automation solution provider, from January 2013 to December 2017. Prior to Plex, Mr. Blessing held a number of executive positions at Taleo, an HR cloud company, as well as several executive positions at PeopleSoft after starting his career with PricewaterhouseCoopers LLP’s management consulting practice. Mr. Blessing holds a Bachelor of Arts from the University of Michigan and currently sits on the School of Information’s Advisory Board. Our Board of Directors determined that Mr. Blessing should serve as a director based on his position as Chief Executive Officer of our Company and his understanding of the software industry.
Baljit Dail has served as a member of our Board of Directors since May 2017. In April 2019, Mr. Dail joined IRI Worldwide as President of IRI Global. Since January 2009, Mr. Dail has served as an independent director at the Midcontinent Independent System Operator. Since March 2018, Mr. Dail has served on the boards of Sparta Systems and One Digital. In addition, Mr. Dail joined the Beeline board of directors in August 2018. From May 2013 to January 2017, Mr. Dail served as the Chairman of JDA Software where he was also Chief Executive Officer from April 2014 to January 2017. From April 2012 to December 2014, Mr. Dail served as a managing director of New Mountain Capital. From April 2012 to December 2014, Mr. Dail served as a member of the board of directors and chair of the compensation committee of Western Dental. From May 2012 to April 2014, Mr. Dail served as a member of the board of directors at AmWINS Group. From November 2005 to March 2012, Mr. Dail served in several leadership roles at Aon Consulting, including Chief Executive Officer Aon Consulting and Aon Hewitt, Chief Information Officer or Aon Corporation and Chief Operating Officer of Aon Benfeild. Mr. Dail holds a B.Sc. in Computer Science from the University of Warwick in England. Our Board of Directors determined that Mr. Dail should serve as a director based on his extensive experience as a chief executive officer and his understanding of the software industry.
Melissa Fisher has served as a member of our Board of Directors since August 2016 and previously served on the board of directors for Image Sensing Systems, Inc., as chair of the audit committee, as well as Digital Generation, Inc. Since April 2016, Ms. Fisher has served as Chief Financial Officer at Qualys, Inc., a provider of cloud-based security and compliance solutions. From April 2015 to April 2016, Ms. Fisher served as Head of Financial Planning and Analysis, Treasury and Investor Relations at Zynga Inc., a developer of online and mobile social games. From July 2013 to March 2015, Ms. Fisher served as Head of Corporate Development, Treasury and Investor Relations at Digital River, Inc., a cloud-based ecommerce and payments company. Prior to joining Digital River, Ms. Fisher spent 15 years as an investment banker advising companies in the technology sector. Ms. Fisher holds an MBA from Harvard Business School and A.B. degree in government from Harvard University. Our Board of Directors determined that Ms. Fisher should serve as a director based on her significant experience working with technology companies and her significant financial experience.
Alan Henricks has served as a member of our Board of Directors since May 2015. Since May 2009, Mr. Henricks has been a board member, advisor and consultant to a variety of private technology companies. He consulted as Chief Financial Officer for Livescribe Inc., Santur Corporation, Tile Inc., and Ring, Inc. From September 2006 to May 2009, Mr. Henricks served as Chief Financial Officer of Pure Digital Technologies, Inc. Prior to September 2006, Mr. Henricks served as Chief Financial Officer of several private and public companies including Traiana Inc., Informix Software, Inc., Documentum, Inc., Borland International, Inc., Cornish & Carey and Maxim Integrated Products, Inc. Since March 2014, Mr. Henricks has also served as a member of the board of directors of A10 Networks, Inc., and since May 2012 he has served as a member of the board of directors and audit committee chairman of Roku, Inc., a consumer electronics company. From April 2010 to June 2015 he served as a member of the board of directors of Ellie Mae, Inc., a provider of software solutions to the mortgage industry. Mr. Henricks holds a B.S. degree in Engineering from the Massachusetts Institute of Technology and an MBA from Stanford University. Our Board of Directors determined that Mr. Henricks should serve as a director based on his extensive experience serving as a chief financial officer of both public and private companies.
Dave Yarnold has served as a member of our Board of Directors since December 2018. Mr. Yarnold served as Chief Executive Officer of ServiceMax, a provider of cloud-based field service management solutions, from April 2009 to January 2018. Prior to ServiceMax, Mr. Yarnold held a number of executive positions at Successfactors, a provider of cloud-based human capital management software solutions, Extensity, Inc., a provider of expense reporting, travel management, procurement and billable time management solutions. Prior to joining Extensity, from January 1996 to July 1999, Mr. Yarnold was employed at Clarify, Inc., most recently as Vice President of Northern American Sales. From January 1993 to October 1995, Mr. Yarnold served as Regional Vice President of Platinum Software Corporation, a financial software provider. Mr. Yarnold received a B.S. in accounting from San Francisco State University. Our Board of Directors determined that Mr. Yarnold should serve as a director based on his prior executive experience and his understanding of the software industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board of Directors (Audit Committee) has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending September 30, 2020. During our fiscal year ended September 30, 2019, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.
Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and the interests of our stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020. Our Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.
If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered with respect to the fiscal years ended September 30, 2019 and September 30, 2018. All of these services rendered since the formation of the Audit Committee were approved by the Audit Committee.

	2019	2018
Audit Fees(1)	$1,620,000	$1,840,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	$2,700	2,739
Total	$1,622,700	$1,842,739
___________________________

(1)
Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting (for the fiscal year ended September 30, 2019 only), the review of our quarterly consolidated financial statements, and audit services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.

(2)	All other fees for the fiscal years ended September 30, 2019 and September 30, 2018 were related to fees for access to online accounting research software.
Auditor Independence
Under its charter, the Audit Committee pre-approves all services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has determined that the fee paid to PricewaterhouseCoopers LLP for services other than audit fees is compatible with maintaining the principal accountants’ independence.
Pre-Approval Policies and Procedures.
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or a member of the Audit Committee delegated by the Audit Committee) generally pre-approves of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are providing our stockholders with an opportunity to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussions set forth on pages 18 to 28 of this proxy statement. This non-binding advisory vote is commonly referred to as a “Say-on-Pay” proposal.
Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” section beginning on page 18 of this proxy statement for additional details on our compensation of executives, including our compensation philosophy and objectives, as well as the processes the Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2019.
We are asking you to indicate your support for the compensation of the named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Model N, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion set forth in the proxy statement relating to its 2020 Annual Meeting of Stockholders, is hereby APPROVED.”
The Say-on-Pay vote is advisory, and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of our stockholders and we will review and consider the voting results on this proposal when making future decisions regarding the compensation of our named executive officers. Unless the Board modifies its determination on the frequency of future “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will be held at the next annual meeting of our stockholders in 2021.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXEUCTIVE OFFICERS.

DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our common stock is listed on the New York Stock Exchange. The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company’s board of directors be independent. Our Board of Directors has determined that each of the members of our Board of Directors other than Mr. Blessing is independent. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Leadership Structure
The positions of Chief Executive Officer and Chairman of our Board of Directors are held by two different individuals. Mr. Blessing serves as our Chief Executive Officer, and Mr. Dail serves as our Chairman. This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chairman leads our Board in its fundamental role of providing advice to and independent oversight of management. Our Board believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board and strengthens the independence of the Board from management.
Risk Oversight
Our Board of Directors believes that open communication between management and the Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly Board meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team, including any cybersecurity risks, and evaluates the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. The Compensation Committee assists our Board in assessing and mitigating any risks that may be created by our compensation plans, practices and policies. The Nominating and Corporate Governance Committee is charged with assisting our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance.
Executive Sessions of Independent Directors
In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our Chairman of the Board. The Chairman of the Board provides feedback to our Chief Executive Officer, as needed, promptly after the executive session. Mr. Blessing does not participate in such sessions.
Codes of Conduct
We have adopted a code of conduct that applies to our directors and a code of conduct that applies to our officers and all other employees. The full text of these codes of conduct are posted under the “Investor Relations” section on our website at http://investor.modeln.com/govdocs.
Meetings of the Board of Directors
Our Board of Directors met seven times during fiscal year 2019. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during fiscal year 2019. It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. Five of our directors attended the 2019 Annual Meeting of Stockholders.
Committees of the Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information as of September 30, 2019 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Baljit Dail*		M	M
Tim Adams	C		C
Melissa Fisher	M
Alan Henricks	M	C
Scott Reese			M
Dave Yarnold		M	M
* Non-executive Chair of the Board         C = Chair     M = Member
Audit Committee
Each of the members of the Audit Committee satisfies the independence requirements of Rule 10A-3. Messrs. Adams and Henricks, and Ms. Fisher are each an Audit Committee financial expert, as that term is defined under SEC rules, and possess financial sophistication as defined under the rules of the New York Stock Exchange. The designation does not impose on any of them any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board of Directors. The Audit Committee met six times during fiscal year 2019. Among other matters, the Audit Committee:

•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;

•
determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the fees paid to our independent registered public accounting firm;

•	discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our financial statements;

•	approves the retention of our independent registered public accounting firm;

•	reviews our critical accounting policies and estimates and internal control over financial reporting; and

•	reviews the Audit Committee charter and its performance.
The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Audit Committee charter is posted under the “Investors” section on our website at http://investor.modeln.com/govdocs.
Compensation Committee
Each member of the Compensation Committee is an outside director, as defined pursuant to Section 162(m) of the Code, is a “non-employee director” under Rule 16b-3(b)(3)(i) of the Exchange Act, and is independent within the meaning of New York Stock Exchange rules. The Compensation Committee met thirteen times during fiscal year 2019. Among other matters, the Compensation Committee:

•	reviews and approves goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations; and

•	administers the issuance of stock options and other awards under our equity incentive plans.
At least annually, our Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Chief People Officer present compensation and benefit proposals to the Compensation Committee. However, our named executive officers, including our Chief Executive Officer, are not present for deliberations or voting with respect to their compensation.
For the beginning of fiscal year 2019, the Compensation Committee engaged an independent compensation consultant, Radford, an Aon Hewitt company (“Radford”), to evaluate our executive compensation levels and practices and to provide advice and ongoing recommendations on executive compensation matters for fiscal year 2019. Specifically, Radford was engaged to:

•	provide data from a peer group of companies to serve as a basis for assessing competitive compensation practices;

•	review and assess our current director, Chief Executive Officer and other executive officer compensation practices and equity profile relative to market practices;

•	review and assess our current compensation programs relative to market to determine any changes that may need to be implemented in order to remain competitive with our peer group;

•	review market practices on employee stock purchase plans and equity programs;

•	review market practices on stock ownership guidelines for directors and executive officers; and

•	monitor the performance of the Company’s stock price relative to the Russell 3000 index in connection with the Company’s performance-based restricted stock unit (“RSU”) program.
In April 2019, the Compensation Committee ended its engagement with Radford and engaged Compensia, Inc. (“Compensia”) as its independent executive compensation advisor. Compensia supported the Compensation Committee on matters relating to the Compensation Committee’s assessment of the competitiveness of our executive compensation program, including the identification of companies in our compensation peer group, completing a competitive assessment of our executive compensation, and evaluating the design of our executive annual and long-term incentive program.
Representatives from both Radford and Compensia met informally with the chair of the Compensation Committee and regularly with our Compensation Committee during its regular meetings, including in executive sessions from time to time without any members of management present. Both Radford and Compensia worked directly with our Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will undertake no projects for management without our Compensation Committee’s approval. No work performed by Radford or Compensia during fiscal year 2019 raised a conflict of interest.
The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is posted under the “Investors” section on our website at http://investor.modeln.com/govdocs.
Nominating and Corporate Governance Committee
Each member of the Nominating and Corporate Governance Committee is independent within the meaning of New York Stock Exchange rules. The Nominating and Corporate Governance Committee met four times during fiscal year 2019. Among other matters, the Nominating and Corporate Governance Committee:

•	makes recommendations to our Board of Directors regarding candidates for directorships;

•	makes recommendations to our Board of Directors regarding the structure and composition of the Board of Directors and its committees;

•	develops corporate governance guidelines and renew and assess corporate governance best practices; and

•	makes recommendations to our Board of Directors concerning governance matters.
The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Nominating and Governance Committee charter is posted under the “Investors” section on our website at http://investor.modeln.com/govdocs.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of ours. None of our executive officers currently serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Considerations in Evaluating Director Nominees
The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.
The Nominating and Corporate Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

Director Qualifications
The Nominating and Corporate Governance Committee also reviews and recommends to the Board for determination the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	demonstrated business acumen and leadership, and high levels of accomplishment;

•	ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;

•	commitment to understand Model N and its business, industry and strategic objectives;

•	integrity and adherence to high personal ethics and values, consistent with our code of conduct;

•	ability to read and understand financial statements and other financial information pertaining to Model N;

•	commitment to enhancing stockholder value;

•	willingness to act in the interest of all stockholders; and

•	for non-employee directors, independence under New York Stock Exchange listing standards and other applicable rules and regulations.
In the context of the Board’s existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.
In addition, under Model N’s Corporate Governance Guidelines (“Guidelines”), a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also under the Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for re-election, director tenure is considered. Model N values diversity on a company-wide basis, but has not adopted a specific policy regarding Board diversity.
Stockholder Recommendations for Nominations to the Board of Directors
The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the use of the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.11 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Corporate Secretary, Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.
All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Corporate Secretary at the principal executive offices of Model N not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred and fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Non-Employee Director Compensation
Our non-employee directors are entitled to receive cash and equity compensation for their service as directors. Our Board of Directors has determined that non-employee directors will receive an annual RSU grant with a value of $135,000. In addition, non-employee directors are entitled to receive an annual RSU grant with a value of $35,000 as a retainer for service on our Board, which may be payable as cash at the election of the director, and an annual RSU grant with a value of $20,000 for the chair of the Audit Committee, $12,000 for the chair of the Compensation Committee and $8,000 for the chair of the Nominating and Corporate Governance Committee, each of which may be payable as cash at the election of the director. In addition, non-employee directors will receive an annual RSU grant with a value of $10,000 for serving on the Audit Committee, $6,000 for serving on the Compensation Committee and $4,000 for serving on the Nominating and Corporate Governance Committee, each of which may be payable as cash at the election of the director. In addition, the lead independent director, if any, or the non-employee chair of the Board is entitled to receive an annual RSU grant with a value of $25,000, which may be payable as cash at the election of the lead independent director or non-employee chair of the Board. Beginning with our annual meeting of stockholders on February 14, 2020, the $35,000 annual retainer will be paid in cash and all other compensation will be paid in grants of RSUs that vest as to 25% on a quarterly basis.
The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors in the fiscal year ended September 30, 2019. Other than as set forth in the table and described more fully below, in the fiscal year ended September 30, 2019 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to, the non-employee members of our Board of Directors. Non-employee directors may be reimbursed for travel and other expenses incurred in the performance of their duties. Non-employee directors are also subject to stock ownership guidelines with required ownership equal to the lesser of three times the value of the annual cash retainer or 12,000 shares. As of September 30, 2019, all of our non-employee directors satisfied the minimum ownership requirement.
The following table sets forth information regarding compensation earned by our non-employee directors for the fiscal year ended September 30, 2019:

Name(1)	Stock Awards	(2)
Tim Adams	$239,363	(3)
Baljit Dail	$247,835	(3)
Melissa Fisher	$217,599	(3)
Alan Henricks	$232,108	(3)
Scott Reese	$142,041	(3) (4)
Dave Yarnold	$243,245	(3) (5)
David Bonnette	$—	(6)
__________________________

(1)
As of September 30, 2019, the above-listed directors held outstanding RSUs pursuant to which the following shares of our Common Stock are issuable: Mr. Adams (6,979 shares subject to RSUs); Mr. Dail (7,226 shares subject to RSUs); Ms. Fisher (6,344 shares subject to RSUs); Mr. Henricks (6,768 shares subject to RSUs); Mr. Reese (5,798 shares subject to RSUs); and Mr. Yarnold (6,344 shares subject to RSUs).

(2)
The amounts in this column represent the aggregate grant date fair values for restricted stock unit awards granted to the Board of Directors computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the aggregate grant date fair value of the restricted stock unit awards reported in this column are set forth in Note 9 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2019. These amounts reflect our accounting costs for these awards, and do not correspond to the actual value that may be realized by the above-named board members.

(3)
In February 2019, each of Messrs. Adams, Dail, Henricks and Yarnold, and Ms. Fisher was granted an award of 13,957, 14,451, 13,534, 12,688 and 12,688 RSUs, respectively, which will vest over a one-year period with 25% of the shares granted vesting on each quarterly anniversary of the vesting commencement date.

(4)
In May 2019 and August 2019, in connection with commencing his service as a member of the Board of Directors and the Nominating and Corporate Governance Committee, Mr. Reese was granted and award of 7,591, which will vest over a one-year period with 25% of the shares granted vesting on each quarterly anniversary of the vesting commencement date, and 104 RSUs, which vested as to 50% on November 15, 2019 and will vest as to 50% on February 15, 2020, respectively. Grants for partial year service are pro-rated based on the applicable start date.

(5)
In December 2018, in connection with commencing his service as a member of the Board of Directors, Mr. Yarnold was granted an award of 1,759 RSUs, which vested as to 100% on February 15, 2019. Grants for partial year service are pro-rated based on the applicable start date.

(6)	Mr. Bonnette resigned from our Board of Directors prior to equity awards being granted and did not receive an award.

Communications with the Board of Directors
Stockholders and all interested parties wishing to communicate with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, care of the Corporate Secretary, at Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. The envelope should indicate that it contains a stockholder or interested party communication. All such communications will be forwarded to the director or directors to whom the communications are addressed.

AUDIT COMMITTEE REPORT
With respect to Model N’s financial reporting process, the management of Model N is responsible for (1) establishing and maintaining internal controls and (2) preparing Model N’s consolidated financial statements. Model N’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Model N’s financial statements.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended September 30, 2019 with Model N’s management and with PwC, including the results of the independent registered public accounting firm’s audit of Model N’s financial statements. The Audit Committee has also discussed with PwC all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee, including the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees.”
The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from Model N, as well as any relationships that may impact PwC’s objectivity and independence.
Based on the Audit Committee’s review and discussions with Model N’s management and independent registered public accountants discussed above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in Model N’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Board of Directors:

Tim Adams (Chair)
Melissa Fisher
Alan Henricks

RELATED PERSON TRANSACTIONS
Other than the executive and director compensation arrangements, including the employment, termination of employment and change in control arrangements, discussed below under “Executive Compensation,” the indemnification arrangements with our executive officers and directors discussed below under “Employment Arrangements and Indemnification Agreements,” we were not party to any transactions since October 1, 2018 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our common stock, or any immediate family member of, or person sharing the same household with, any of these individuals, had or will have a direct or indirect material interest.
Statement of Policy Regarding Related Person Transactions
As provided in the Audit Committee Charter, the Audit Committee of our Board of Directors must review and approve in advance any related party transaction. We have also adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our Audit Committee. If the related party is, or is associated with, a member of our Audit Committee, the transaction must be reviewed and approved by another independent body of our Board of Directors. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our Audit Committee for review and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the Audit Committee as soon as reasonably practicable, at which time the Audit Committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related party transaction.
It is our intention to ensure that all transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee of our Board of Directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of December 17, 2019. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Model N
Jason Blessing	48	Chief Executive Officer and Board member
David Barter	48	Senior Vice President and Chief Financial Officer
Chris Lyon	49	Senior Vice President and Chief Revenue Officer
Suresh Kannan	49	Senior Vice President and Chief Product Officer
Mark Anderson	59	Senior Vice President, Global Services
Dave Michaud	54	Senior Vice President and Chief Marketing Officer
Laura Selig	48	Senior Vice President and Chief People Officer
For information on the business background of Mr. Blessing, see “Proposal No. 1—Election of Directors” above.
David Barter has served as Senior Vice President and Chief Financial Officer since May 2017. From September 2013 to May 2017, Mr. Barter served as the Vice President of Finance at Guidewire Software, Inc., a provider of software solutions to the insurance industry. From October 2005 to September 2013, Mr. Barter held several senior leadership positions with Microsoft Corporation, including as the Chief Financial Officer of the Microsoft Financing division. Mr. Barter holds a BA degree in Finance and Philosophy from the University of Notre Dame and an M.B.A from Northwestern University, Kellogg School of Management.
Chris Lyon has served as Senior Vice President, and Chief Revenue Officer since April 2019. From August 2017 to March 2019, Mr. Lyon served as Chief Revenue Officer at Total Expert, a provider of SaaS-based marketing solution focused on the financial services industry. From January 2016 to July 2017, Mr. Lyon served as Vice President of North America, Healthcare at Workday, a leading provider of enterprise software. From August 2008 to January 2016, Mr. Lyon held several leadership roles at Workday, including Vice President of North America, Customer Sales and Renewals. Mr. Lyon holds a BA in Business Administration from the University of Minnesota-Duluth.
Suresh Kannan has served as Senior Vice President and Chief Product Officer since September 2019. From January 2017 to September 2019, Mr. Kannan served as Vice President and General Manager at IQVIA, a provider of support services for pharmaceutical, biotech and medical companies and individuals. From October 2014 to December 2016, Mr. Kannan served as Vice President, Global Technology Solutions at IMS Health, a provider in global information and technology services in the healthcare industry. From April 2012 to September 2014, Mr. Kannan served as Vice President of Product Development at IMS Health. Mr. Kannan holds a MBA in Business Administration from the University of California, Berkeley, Haas School of Business.
Mark Anderson has served as Senior Vice President, Global Services since April 2016. From March 2010 to January 2016, Mr. Anderson served as Senior Vice President of Global Solutions Delivery of Vendavo, Inc., a provider of margin and profit optimization solutions. From June 2009 to April 2010, Mr. Anderson served as Vice President of Professional Services of Comergent Technologies, Inc., an information technology and services company. Prior to joining Comergent, Mr. Anderson held several leadership roles in the enterprise software industry, including as Vice President of Professional Services for discrete industries at SAP North America, a provider of business software. Mr. Anderson holds a B.S. in Industrial Engineering from the University of Nebraska and an M.B.A in Operations Management from the Simon School of Business at the University of Rochester.
Dave Michaud has served as Senior Vice President and Chief Marketing Officer since November 6, 2019. From January 2018 to November 2019, Mr. Michaud served as Senior Vice President of Marketing at Plex Systems, Inc., an industry-leading ERP and manufacturing automation solution provider. From April 2014 to December 2017, Mr. Michaud served as Vice President of Product Marketing at Plex Systems. Prior to Plex Systems, Mr. Michaud held marketing leadership positions at Taleo, Eloqua, VMware, PeopleSoft, and Oracle. Mr. Michaud holds a BS in Electrical Engineering from the University of Michigan.
Laura Selig has served as Senior Vice President and Chief People Officer since November 5, 2018. From September 2018 to November 2018, Ms. Selig provided human resources consulting services with a focus on small and mid-sized high growth companies. From January 2016 to June 2018, Ms. Selig served as Vice President, People and Culture at SnapLogic, a provider of self-service integration solutions. From January 2015 to January 2017, Ms. Selig served as Vice President, People at Couchbase, a NoSQL database provider. From November 2007 to January 2015, Ms. Selig served as Vice President, HR at Visa. Ms. Selig holds a BA in Psychology from Indiana University of Pennsylvania.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal year 2019 executive compensation program. This includes discussion and background information regarding the compensation of our named executive officers. This CD&A is intended to be read in conjunction with the tables immediately following this section, which provide further historical compensation information.
The following executive officers constituted our named executive officers in the fiscal year 2019:

Jason Blessing	Chief Executive Officer
David Barter	Senior Vice President and Chief Financial Officer
Chris Lyon	Senior Vice President and Chief Revenue Officer
Suresh Kannan	Senior Vice President and Chief Product Officer
Mark Anderson	Senior Vice President, Global Services
Neeraj Gokhale	Former Senior Vice President and Chief Product Officer
Russell Mellott	Former Senior Vice President and Chief Revenue Officer
Management Transition
During our fiscal year 2019, we had two executives join our leadership team. First, Chris Lyon, our Senior Vice President and Chief Revenue Officer, commenced employment with us on April 1, 2019. Second, Suresh Kannan, our Senior Vice President and Chief Product Officer, commenced employment with us on September 30, 2019. Our named executive officers for fiscal year 2019 also include Russell Mellott, our former Chief Revenue Officer, whose employment with us as Senior Vice President and Chief Revenue Officer ended on March 31, 2019, and Neeraj Gokhale, our former Chief Product Officer, whose employment with us as Senior Vice President and Chief Product Officer ended on September 30, 2019, the last day of our fiscal year.
Executive Summary
Business Highlights
Our results in fiscal year 2019 exceeded our guidance for both revenue and profitability, with strong subscription bookings growth driven by a continuation of new customer acquisition and customer base expansions. This strong performance reflects our strategic focus on life sciences and high tech and improvements in our go-to-market strategy beginning in the first quarter. Additional highlights of our performance for the fiscal year include the following, which include non-GAAP financial measures. Refer to Annex A for a discussion of the definitions and use of non-GAAP measures, including reconciliations of non-GAAP measures to their closest comparable GAAP measures.

•	Revenues: Subscription revenues were $105.2 million compared to $98.3 million in fiscal year 2018. Total revenues were $141.2 million compared to $154.6 million for fiscal year 2018.

•
Gross profit: Gross profit was $75.1 million compared to $89.3 million for fiscal year 2018. Gross margins were 53% compared to 58% for fiscal year 2018. Non-GAAP gross profit was $82.4 million, compared to $94.5 million for fiscal year 2018. Non-GAAP gross margins were 58% compared to 61% for fiscal year 2018.

•
GAAP Loss and Non-GAAP Income from Operations: GAAP loss from operations was $(15.0) million compared to a loss from operations of $(20.8) million for fiscal year 2018. Non-GAAP income from operations was $11.8 million compared to a non-GAAP income from operations of $8.7 million for fiscal year 2018.

•
Net Loss: GAAP net loss was $(19.3) million compared to net loss of $(28.2) million for fiscal year 2018. GAAP basic and diluted net loss per share attributed to common stockholders was $(0.60) based upon weighted average shares outstanding of 32.2 million as compared to net loss per share of $(0.93) for fiscal year 2018 based upon weighted average shares outstanding of 30.4 million.

•
Non-GAAP Net Income: Non-GAAP net income was $7.5 million as compared to non-GAAP net income of $1.3 million for fiscal year 2018. Non-GAAP net income per diluted share was $0.22 based upon diluted weighted average shares outstanding of 33.4 million, as compared to non-GAAP net income per diluted share of $0.04 for fiscal year 2018 based upon diluted weighted average shares outstanding of 32.2 million.

•	Adjusted EBITDA: Adjusted EBITDA was $13.1 million compared to $11.5 million for fiscal year 2018.

•	Total Stockholder Return: 1-year and 3-year annualized total stockholder return through September 30, 2019 equal to 75% and 35.7%, respectively.
The following chart compares the cumulative total return on our common stock with that of the NASDAQ Composite Index and the NASDAQ Computer Index. The chart assumes $100 was invested at the close of market on September 30, 2014, in our common stock, the NASDAQ Composite Index and the NASDAQ Computer Index, and assumes the reinvestment of any dividends.

Executive Compensation Highlights
Our Compensation Committee believes that executive compensation should be linked to our overall financial performance, strategic success and stockholder returns. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that supports achievement of our mission of increasing stockholder value while ensuring that these programs do not encourage excessive risk-taking. We seek to align individual performance with long-term strategic business objectives and stockholder interests in a manner consistent with safe and sound business practices and sustainable financial performance. We believe our executive compensation program as developed and implemented, and as presented in this CD&A, achieves these objectives and is appropriate for a company in our industry and at our stage of growth.
Key decisions and highlights of the compensation arrangements for our named executive officers in fiscal year 2019 include:

•
Base Salary Adjustments between 3% and 17%: The Compensation Committee approved an increase to our Chief Executive Officer’s base salary of approximately 17% for fiscal year 2019. The magnitude of this increase reflected a goal of aligning his base salary with the median of the companies in our compensation peer group. Excluding Messrs. Lyon and Kannan, whose base salaries were established at their hire date, salary increases for our other named executive officers varied from 3% to 16% and were based on various factors including assessments of individual performance and competitive market data provided at the beginning of the fiscal year by the Compensation Committee’s independent compensation consultant, Radford.

•
Fiscal Year 2019 Bonus Above Target: As noted above, our results in fiscal year 2019 exceeded the goals we established at the beginning of the fiscal year. As a result, our annual bonus plan, which measured Adjusted EBITDA, Net Annualized Recurring Revenue (“ARR”) Bookings, and Customer Satisfaction, was funded at 146% of target. After accounting for individual performance, our Compensation Committee approved bonus payouts for Messrs. Blessing, Barter, Anderson and Gokhale at 146%, and Mr. Lyon at 157%, of their individual targets. Mr. Lyon's bonus payout was prorated based on his employment start date. In August 2019, to further align incentives with those of stockholders, our Board of Directors amended the Company’s bonus plan to provide for funding in the form of cash for up to an aggregate of 105% based on achievement of performance metrics and for funding in the form of RSUs for achievement above an aggregate of 105%, when applicable. Bonuses earned by our named executive officers in fiscal year 2019 were delivered as to 105% in cash and as to 41% in RSUs that vested in full on November 29, 2019 to reinforce a long-term orientation and investment in the Company by our leadership team. As a new hire in the fourth quarter of fiscal year, Mr. Kannan did not participate in the annual bonus plan for fiscal year 2019. Mr. Mellott was not employed for the full fiscal year and did not receive a bonus.

•
Performance-based Equity Design: During fiscal year 2019, our Compensation Committee approved a change in the design of the performance-based equity awarded to our executives, including our named executive officers. The performance-based restricted stock units (PB-RSUs) granted during the year were eligible to vest based on our achievement of gross recurring revenue bookings goals for fiscal year 2019 established at the beginning of the year. No PB-RSUs would be earned if our performance fell below the threshold goal, and our executive officers were eligible to earn a maximum of 150% of the target number of PB-RSUs granted. This design reflects a transition away from PB-RSUs with vesting tied to relative total stockholder return (TSR). The Compensation Committee determined that this change was appropriate after considering our financial and strategic priorities, which included a transition away from an on-premise to a cloud delivery model and increased focus on core technology and life sciences markets. As an internal measure, the Compensation Committee believes that an objective based on gross recurring revenue bookings will better align the interests of our named executive officers with those of our stockholders and reinforce the goals that are critical to our long-term success. PB-RSUs represented 50% and 30% of the total target equity value awarded to our Chief Executive Officer and other named executive officers, respectively, in fiscal year 2019.

Pay Program Overview
Our compensation program is designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short-term and long-term performance. When making its compensation decisions, our Compensation Committee is mindful to align the interests of our executives with those of our stockholders in order to attain our ultimate objective of driving long-term, sustainable stockholder value. The table below describes the primary elements of our executive compensation program for fiscal year 2019, and the purpose of each element of pay:

Base Salary
Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries may be adjusted based on numerous factors, including a change in an executive’s responsibilities, demonstrated performance or relevant competitive market data.

Short-Term Incentives
Cash incentives reward the achievement of annual corporate and business goals, as well as personal performance objectives. In fiscal year 2019, our annual incentives were based on adjusted EBITDA, recurring revenue and customer satisfaction goals, as well as individual performance.

Long-Term Incentive Equity
Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our executive talent. In fiscal year
2019, we granted executives both time-based restricted stock units ("RSUs") and performance-based RSUs ("PB-RSUs").

Fiscal Year 2019 Target Pay Mix
Consistent with our philosophy of aligning executive pay with the short-term and long-term performance of the Company, and to align the interests of management and stockholders, our compensation program is designed to provide the majority of executive compensation in the form of variable, at-risk pay which is earned based on the Company’s performance. Our Compensation Committee thoughtfully employs the primary compensation elements described in the previous table to achieve these objectives. In fiscal year 2019, our reliance on performance-based cash and equity incentives as well as long-term time-based RSUs resulted in a majority of the target total direct compensation for our named executive officers delivered in at-risk pay, subject to variability in realized pay based on changes in our financial performance and/or stockholder returns, as illustrated below.

(1)	Average Other NEO compensation target pay mix excludes executives who were not employed for the full fiscal year, including Messrs. Lyon, Kannan and Mellott.
Outreach, Engagement and Say-on-Pay Responsiveness
We have engaged in extensive ongoing stockholder outreach over the past year to better understand stockholder perspectives and consider ideas for improvements to, among other things, our corporate governance, sustainability and executive compensation practices, as well as our business strategy and public disclosures. In February 2019, we received approximately 73% stockholder support for our Say-on-Pay proposal. Though we learned from many of our stockholders that the concern was related to a one-time, idiosyncratic issue concerning an interim Chief Executive Officer equity grant and not about our executive compensation program in general, the Board of Directors and management were nevertheless disappointed not to receive stronger stockholder support for our Say-on-Pay proposal.
In direct response to this vote, at the direction of the Board, our Chairman engaged directly with our stockholders to understand investor concerns and preferences, focused not only on Say-on-Pay responsiveness but on topics important to our stockholders, including Board oversight of corporate strategy, Board composition and diversity, and corporate sustainability issues. The outreach efforts in advance of this Proxy Statement filing are described below.

•	Stockholder Outreach. In advance of this proxy statement filing, we reached out to stockholders representing approximately 53% of our outstanding shares as of September 30, 2019.

•	Discussions Held.

•
We held discussions with all interested stockholders, representing approximately 30% of our outstanding shares to obtain additional feedback on our corporate governance and executive compensation policies and practices.

•
Many of our largest stockholders, representing approximately 23% of our outstanding shares, declined a discussion on these topics, citing limited or no concern with our executive compensation and Company performance and/or previous engagements leading up to the 2020 Annual Meeting of Stockholders.

During all stockholder outreach meetings, we sought input on our executive compensation program, as well as emerging topics of expressed stockholder interest, such as environmental, social and governance (“ESG”) issues. We received many supportive and positive comments on the Company’s direction on our business growth, corporate governance and executive compensation program.
While stockholders had varying perspectives, a few common themes emerged. The following chart summarizes what we heard and how we responded.

What We Heard	Our Response

Stockholders expressed to us that they are focused on gender diversity in the boardroom
The Nominating and Corporate Governance Committee has taken deliberate steps to further prioritize and enhance gender diversity in the boardroom, and is working with a third-party search firm to identify qualified candidates with an eye toward gender diversity.

Stockholders asked us about what we view as relevant ESG factors for Model N
We believe that not all ESG factors are relevant for our Company. We shared with our stockholders our approach on how the Board and management oversee material ESG issues, such as those concerning data privacy and cybersecurity, which are issues also identified by the Sustainability Accounting Standards Board (“SASB”). We also described our corporate culture, which focuses on engaging our employees, stockholders and the communities in which we operate.

Stockholders asked us about our human capital management approach
We hired a Chief People Officer in November 2018, who will be responsible for talent acquisition and retention, employee learning and development and culture initiatives designed to build growth and wellness opportunities for our employees.

Stockholders asked us about our response to last year’s Say-on-Pay vote outcome
We believe last year’s Say-on-Pay vote outcome was due in part to a one-time separation payment made to our founder and former Chief Executive Officer which was intended to reflect his contributions to the company. We believe that the current executive compensation structure for our executive officers are, and going forward will be, more within customary expectation of our stockholders, aligned with their long-term interests.

Stockholders asked us how the Board will align our executives’ interests with the stockholders’ interests through the long-term incentive plan
We utilize long-term equity awards to incentivize our executives to deliver long-term stockholder value, while also providing a retention vehicle for our executive talent. In addition to time-based restricted stock units (“RSUs”), the Compensation Committee also granted performance-based RSUs (“PB-RSUs”) in fiscal year 2019 which vested upon achievement of rigorous gross recurring revenue bookings goals.

Stockholders asked about certain governance improvements that they can expect
While our corporate governance profile on stockholder rights is within industry practice for a company that became publicly listed in 2013, the Board routinely discusses the evolution of certain governance structures as the Company further matures. The Board takes a proactive approach on diversity, human capital management, culture and ESG, and in its discussions regarding the Company’s governance evolution the Board affords stockholder feedback great weight.

Compensation Related Policies and Practices
We believe our pay-for-performance philosophy and compensation governance practices provide an appropriate framework for our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Our key practices include:

What We Do	✓ Pay-for-performance philosophy and culture
✓ Strong emphasis on performance-based incentive awards
✓ Responsible use of shares under our long-term incentive program
✓ Rigorous stock ownership requirements for all executives and non-employee directors
✓ Engagement of an independent compensation consultant
✓ Conduct annual stockholder outreach
What We Don’t Do	X No hedging and pledging of Company stock
X No excise tax gross-ups
X No repricing of stock option awards
X No supplemental executive retirement plans
X No resetting of financial targets for performance-based incentive awards
X No excessive perquisites

Executive Compensation Philosophy and Objectives
We operate in a highly competitive and rapidly evolving market. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented employees. Our compensation philosophy is designed to establish and maintain a compensation program that attracts, retains, and rewards employees who possess the skills necessary to create long-term value for our stockholders, expand our business and assist in the achievement of our strategic objectives.
In fiscal year 2019, our Compensation Committee reviewed and assessed our general compensation philosophy, which is intended to align with our core values, yearly performance, and our stockholder interests, as well as to effectively balance our short- and long-term objectives. The Compensation Committee believes that our compensation should support and reward decision-making that is in the best interests of our long-term stockholders, and that a great work environment needs to be supported by competitive pay practices and benefits. When determining the competitiveness of our pay practices, we look at the entire pay and benefit package, taking into account total compensation. In assessing the competitiveness of our compensation program, we reference the 50th percentile of the relevant competitive market, and make adjustments, either up or down, to reflect a variety of considerations, including individual performance, scope of responsibilities, criticality of position, retention considerations and internal equity considerations.
The Compensation Committee retains flexibility to review our compensation structure periodically as needed to focus on different business objectives and reviews our executive compensation programs at least annually.
Consistent with our compensation philosophy, the primary goals of our executive compensation programs are to:

•	Facilitate our ability to recruit, retain and motivate top talent;

•	Align the interests of our executives with those of our stockholders;

•	Provide differentiated pay for performance; and

•	Balance short- and long-term strategic objectives.
Compensation Determination Process
Role of Compensation Committee
Our Compensation Committee evaluates the performance of our Chief Executive Officer and approves the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executives and approves the compensation of these executives, including our other named executive officers. Our Compensation Committee does not delegate any of its responsibility to determine executive compensation.
Role of Management
At the request of our Compensation Committee, our Chief Executive Officer may attend a portion of our Compensation Committee meetings, including meetings at which our Compensation Committee’s compensation consultants are present. This enables our Compensation Committee to review, with our Chief Executive Officer, the corporate and individual goals for other executive officers that the Chief Executive Officer regards as important to achieve our business objectives. Our Compensation Committee also requests that our Chief Executive Officer assess the performance of certain other officers as deemed appropriate, including our other named executive officers. In addition, our Compensation Committee may request certain other executives to provide input on executive compensation, including assessing individual performance and future potential, market data analyses and various compensation decisions relating to bonuses, equity awards and other pay during the year. None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed.
Role of Consultants
The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. For the beginning of fiscal year 2019, the Compensation Committee retained the services of Radford as independent executive compensation consultant to advise the Compensation Committee on compensation matters related to the executive and director compensation programs. In fiscal year 2019, Radford assisted the Compensation Committee with, among other things:

•	Reviewing and modifying the compensation peer group;

•	Reviewing and assessing our current compensation programs relative to the market to determine any changes that may need to be implemented in order to remain competitive with our peer group;

•	Reviewing market practices on equity programs and making modifications to maintain competitiveness;

•	Providing recommendations for our Chief Executive Officer pay package; and

•	Providing information, commentary and insight on other compensation and governance-related matters as they arise.
In April 2019, the Compensation Committee ended its engagement with Radford and engaged Compensia as its independent executive compensation advisor. Compensia supported the Compensation Committee on matters relating to the Compensation Committee’s assessment of the competitiveness of our executive compensation program, including the identification of companies in our compensation peer group, completing a competitive assessment of our executive compensation, and evaluating the design of our executive annual and long-term incentive programs.
Both Radford and Compensia reported to and worked for the Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will undertake no projects for management without our

Compensation Committee's approval. Prior to engaging both Radford and Compensia, the Compensation Committee considered the specific independence factors adopted by the SEC and the NYSE and determined that both advisors are independent and that their work did not raise any conflicts of interest.
Consideration of Compensation Risk
The Compensation Committee has reviewed and discussed the concept of risk as it relates to the Company’s compensation policies and it does not believe that the Company’s compensation policies encourage excessive or inappropriate risk taking.
Based on this review, the Compensation Committee has concluded that any risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company.
Use of Market Data
With the assistance and recommendations of Radford, the Compensation Committee adopted a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. Peer companies were selected based on industry classification as well as company size in terms of revenue (approximately $50 million to $250 million) and market capitalization (up to approximately $1.1 billion).
For fiscal year 2019, the compensation peer group consisted of the following 20 companies:

Agilysys	LivePerson
American Software	MobileIron
AppFolio	PROS Holdings
Apptio	QAD
Benefitfocus	Rapid7
Brightcove	ServiceSource International
Callidus Software	SPS Commerce
Carbonite	TechTarget
ChannelAdvisor	Telenav
Five9	Vocera Communications
The Compensation Committee annually evaluates the peer group for suitability and modifies the peer group as needed. Given that not all of the peer companies report data for a position comparable to each of our executive officers, the Compensation Committee also reviewed market data from the Radford Global Technology survey. Our Compensation Committee utilizes this market data as one reference point along with various other factors, such as the individual's performance, experience, and competitive market conditions in making compensation decisions. As such, the Compensation Committee does not commit to setting our executive pay levels at any particular percentile of the peer group.
Compensation Decision-Making
The Compensation Committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element. Instead, the Compensation Committee makes its compensation decisions based on a variety of relevant factors, including those listed below.
For fiscal year 2019, the Compensation Committee reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:

•	a compensation analysis of competitive market data performed by Radford

•	each executive officer’s scope of responsibilities

•	each executive officer’s skill set

•	each executive officer’s prior experience

•	executive’s time in his or her position

•	the recommendations of our Chief Executive Officer, and

•	general market conditions.

The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.

Elements of Our Executive Compensation Program
The key elements of our executive compensation program are base salary, annual cash bonuses, and equity-based awards. Our Compensation Committee believes that a combination of these elements offers the best approach to achieving our compensation goals, including attracting and retaining talented executives and motivating our executives and other officers to expend maximum effort to achieve our strategic business goals, including the creation of long-term, sustainable growth of stockholder value.
Base Salaries
We offer base salaries that are intended to provide a level of stable fixed compensation to our executive officers for performance of day-to-day services. Base salaries for our executive officers are generally reviewed annually to determine whether an adjustment is warranted or required, with any changes in base salary generally effective on the first day of our fiscal year. Base salaries for Messrs. Lyon and Kannan were established in connection with their initial offer of employment, and reflect an assessment of competitive market data as well as arm’s-length negotiations between the Company and each individual executive.
For fiscal year 2019, the annualized base salaries for our named executive officers were as follows:

2019
Executive	Base Salary
Jason Blessing	$485,000
David Barter	$360,000
Chris Lyon (1)	$335,000
Suresh Kannan (1)	$360,000
Mark Anderson	$309,000
Neeraj Gokhale(1)	$309,000
Russell Mellott(1)	$309,000

(1) Messrs. Lyon and Kannan joined the Company on April 1, 2019 and September 30, 2019, respectively, and Messrs. Mellott and Gokhale’s employment with the Company as executive officers ended on March 31, 2019 and September 30, 2019, respectively; the base salaries set forth in the table reflect their annualized rate for the fiscal year.
Annual Bonus Plan
We provide our executive officers, including our named executive officers, with the annual opportunity to earn cash bonuses to encourage the achievement of corporate and individual objectives and to reward those individuals who significantly impact our corporate results. The Compensation Committee determines and approves cash bonus decisions for our executive officers in its sole discretion based on a variety of factors, including performance versus certain Company performance metrics, as described below, as well as individual performance.
The bonus targets applicable to our named executive officers for fiscal year 2019 were as follows:

Executive	FY2019 Target Opportunity (as a % of base salary)
Jason Blessing	100%
David Barter	50%
Chris Lyon (1)	100%
Suresh Kannan (2)	—
Mark Anderson	50%
Neeraj Gokhale	50%
Russell Mellott	83%

(1)
The target bonus applicable to Mr. Lyon for the year reflects his full-year target opportunity. For fiscal year 2019, his actual bonus was prorated based on his employment start date, which was April 1, 2019.

(2)
Mr. Kannan was not eligible for a bonus during fiscal year 2019 due to his employment start date, which was September 30, 2019, the last day of our fiscal year 2019. His target opportunity for fiscal year 2020 is 60%.

Fiscal Year 2019 Performance Metrics and Actual Results
The bonus plan applicable to fiscal year 2019 was based on the attainment of a target level of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), Net Annualized Recurring Revenue (“ARR”) Bookings, and Customer Satisfaction, subject to adjustment for an individual performance factor as determined by our Chief Executive Officer and the Compensation Committee.

In establishing the bonuses for named executive officers, the adjusted EBITDA and ARR metrics were each weighted at 37.5% while our Customer Satisfaction metric was weighted at 25%.
The Compensation Committee approved these performance metrics since, in its view, these were strong indicators of the successful execution of our annual operating plan and that achieving the target level of adjusted EBITDA, Net ARR bookings and Customer Satisfaction would require a focused and consistent effort by our executive officers throughout the fiscal year. The Compensation Committee may adjust the payouts resulting from our actual performance as measured against these objective metrics upward or downward based on its assessment of individual performance after considering input from our Chief Executive Officer.
For fiscal year 2019, our adjusted EBITDA was $13.1 million, equal to approximately 126% of the $10.4 million target approved at the beginning of the fiscal year and exceeding the threshold performance goal of $8.3 million. Our Customer Satisfaction performance was determined by our Net Promoter Score (“NPS”), which consolidates feedback from our users and provides a valuable non-financial strategic input for our leadership team in running our business. Relative to fiscal year 2018, our NPS score improved 16.1 points, resulting in a score of 6.7 which exceeded the maximum performance target established by the Compensation Committee at the beginning of the year under our fiscal year 2019 executive bonus plan.
The Company has chosen not to disclose our Net ARR bookings targets since it is an internal performance metric and the Company believes that the disclosure of such information would cause competitive harm without adding meaningfully to the understanding of its business. However, like performance targets for all metrics, the Compensation Committee has endeavored to set the performance goals at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team to be attained.
Fiscal Year 2019 Earned Bonuses
Based on our performance, as well as an assessment of individual executive contributions, the Compensation Committee, in its sole discretion, awarded the following bonuses for fiscal year 2019:

	FY2019 Target Opportunity		FY2019 Earned Incentives
Executive	(as a % of base salary)	FY2019 Base Salary	% (1)	$
Jason Blessing	100%	$485,000	146%	$708,119
David Barter	50%	$360,000	146%	$262,807
Chris Lyon (2)	100%	$335,000	157%	$264,471
Suresh Kannan (3)	—	$360,000	–	–
Mark Anderson	50%	$309,000	146%	$225,576
Neeraj Gokhale	50%	$309,000	146%	$225,576
Russell Mellott (4)	83%	$309,000	–	–

(1)	105% of each bonus was paid out in cash, and 41% was paid out in RSUs that vested in full on November 29, 2019.

(2)	Mr. Lyons’ actual bonus payout was prorated based on his employment start date, which was April 1, 2019.

(3)
Mr. Kannan was not eligible for a bonus during fiscal year 2019 due to his employment start date, which was on September 30, 2019, the last day of our fiscal year 2019. His target opportunity for fiscal year 2020 is 60%.

(4)	Mr. Mellott was not employed for the full fiscal year and did not receive a bonus.
Equity-Based Awards
We use equity awards to motivate and reward our executive officers, including our named executive officers, for long-term corporate performance and to align their interests with those of our stockholders.
Consistent with market practice in technology companies, our long-term incentive program is comprised entirely of full-value equity vehicles, namely time-based and performance-based restricted stock units (“RSUs”). We award RSUs so as to reduce short-term dilution and stock plan share utilization, while providing a long-term, retentive element to the executive pay package. We incorporate performance-based RSUs into the program to further enhance the alignment between pay and the long-term performance of our Company.
Fiscal Year 2019 Equity Awards
In fiscal year 2019, consistent with past practice, we granted our executives a mix of performance-based and time-based RSUs as follows:

	Time-based	Performance-based
Executive	RSUs (#)	RSUs (#)
Jason Blessing	65,488	65,488
David Barter	34,380	14,740
Chris Lyon (1)	49,083	21,036
Suresh Kannan (2)	—	—
Mark Anderson	15,590	6,680
Neeraj Gokhale	27,500	11,790
Russell Mellott	21,090	9,035

(1)
Mr. Lyon was granted 49,083 time-based RSUs and 21,036 performance-based RSUs as an initial equity grant in connection with joining the Company on April 1, 2019. Commencing in fiscal year 2020, Mr. Lyon will be eligible for annual equity grants as part of the ordinary granting cycle.

(2)	Mr. Kannan’s initial equity award was not granted as of the end of our fiscal year 2019.
Performance-based RSUs
As described above, the Compensation Committee modified the PB-RSU design for equity grants to our named executive officers in fiscal year 2019. The PB-RSUs were eligible to be earned up to 150% of target based on our achievement of Gross Recurring Revenue bookings during fiscal year 2019. If performance fell below a minimum performance threshold, the awards would be forfeited. In order for the maximum number of PB-RSUs to be earned, our Gross Recurring Revenue bookings would have had to exceed the target amount by a minimum of approximately 20%. The threshold Gross Recurring Revenue goal, for which 50% of the target number of PB-RSUs would be earned, was approximately 38% less than target. One-third of any shares earned based on our performance during the year will vest on the one-year anniversary of the vesting commencement date, with the remaining earned shares vesting in equal quarterly installments over the following two years.
This PB-RSU design reflects a change from our approach in fiscal year 2018, when our named executive officers were awarded equity with vesting tied to our TSR performance relative to the performance of the Russell 3000. This change was made to better align the incentives of our named executive officers with our financial and strategic priorities, which include a transition away from on-premise to cloud delivery and focus on core technology and life sciences markets. The Company has chosen not to disclose the Gross Recurring Revenue bookings targets since it is an internal metric and the Company believes that the disclosure of such information would cause competitive harm without adding meaningfully to the understanding of its business. However, like performance targets for all metrics, the Compensation Committee set the performance goals at definitive, rigorous and objective levels so as to require significant effort and achievement by our named executive officers to be attained.
Our fiscal year 2019 Gross Recurring Revenue bookings performance was equal to 100.5% of the target approved by our Compensation Committee at the beginning of the fiscal year. This level of performance resulted in our named executive officers earning, based on the performance conditions of the PB-RSUs, 100% of the target number of shares granted to them. As described above, one-third of these earned shares will vest on the one-year anniversary of the vesting commencement date, with the remaining earned shares vesting in equal quarterly installments over the following two years.
Time-based RSUs
The time-based RSUs granted to our named executive officers vest over a four-year period with 6.25% of the shares subject to an award vesting each fiscal quarter. The vesting of these awards will accelerate by 100% of the remaining unvested shares in the event of a qualifying termination of employment within 12 months of a change in control of Model N as further described below.
Additional Policies and Practices
Stock Ownership Guidelines
To help ensure a strong alignment between executives and stockholder interests, the Company has adopted an equity ownership policy. The Company requires the Board of Directors and the executive management team to have an equity ownership interest, which includes both vested and unvested time-based restricted stock units in the Company in accordance with the following schedule by the end of the fiscal year marking the fifth (5th) anniversary of becoming subject to these guidelines:

Position	Requirement
Board of Directors	Lesser of 3x Annual Retainer or 12,000 shares
Chief Executive Officer	Lesser of 3x Annual Base Salary or 100,000 shares
Other Executive Officers	Lesser of 1x Annual Base Salary or 30,000 shares
It is expected that an individual who is subject to the policy will be in compliance with the guidelines by the end of the fiscal year marking the fifth anniversary of becoming subject to the policy. Interim targets to achieve are as follows:

•	20-25% after year 2

•	40-50% after year 3

•	70-75% after year 4

•	Compliance by year 5
As of September 30, 2019, each member of our Board of Directors and each of our named executive officers, other than Mr. Suresh who had not yet received his initial equity grant, satisfied the applicable ownership guideline.
Anti-Hedging and Pledging Policies
Under our Insider Trading Policy, directors and executive officers, as well as other employees, are prohibited from engaging in the following activities with respect to the Company’s common stock:

•	Hedging their interest in Company shares by selling short or trading or purchasing “put” or “call” options on our common stock or engaging in similar transactions; and

•	Pledging any shares of our common stock without prior clearance from our Corporate Compliance Officer as outlined in our Insider Trading Policy.
As of the date of this Proxy Statement, no shares of Company common stock were pledged by any director or executive officer.
Benefits and Perquisites
Our employee benefit programs, including our health, dental, vision, life insurance and disability programs, are designed to provide a competitive level of benefits to our employees generally, including our named executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other United States full-time employees. The Company has a savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Under the Section 401(k) Plan, employer matching contributions are based upon the amount of the employees’ contributions subject to certain limitations.
Our executive officers are generally not provided any perquisite or other benefits not available to our other employees. We do provide our Chief Executive Officer with a car service in connection with his roundtrip commute from his home to our headquarters in San Mateo, California. Our Compensation Committee approved this perquisite in connection with Mr. Blessing’s offer of employment, and believes this expense is in the Company’s interest as a way to maximize Mr. Blessing’s ability to focus on Company business.
Tax and Accounting Treatment of Compensation
We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred. In addition, Section 162(m) of the Internal Revenue Code generally disallows companies to deduct for tax purposes individual compensation expense in excess of $1,000,000 paid to certain executive officers within a taxable year. Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation” effective for taxable years after December 31, 2017. As a result, any cash or equity compensation paid to such executives in excess of $1 million will be non-deductible unless it qualifies for transition relief or applicable “grandfathering” rules. The Compensation Committee seeks to balance the cost and benefit of accounting and tax impacts with our executive compensation goals designed to promote long-term interests. Accordingly, the Compensation Committee retains discretion to approve new compensation or modify existing compensation arrangements that result in a loss of tax deductibility when it believes that such payments are appropriate to attract and retain executive talent.

EMPLOYMENT ARRANGEMENTS
Employment, Severance and Change in Control Arrangements
We have entered into an employment agreement or offer letter with each of our named executive officers in connection with his commencement of employment with us. Each of these employment engagements was negotiated with oversight from the Compensation Committee of our Board of Directors.
Typically, these arrangements provide for at-will employment and included our named executive officers’ initial base salary, a discretionary annual incentive bonus opportunity and standard employee benefit plan participation. These arrangements also provided for a recommended equity award grant to be submitted to the Compensation Committee of our Board of Directors for approval, with an exercise price, in the case of stock options, equal to the fair market value of our common stock on the date of grant and subject to our specified vesting requirements. These employment engagements were each subject to execution of our standard confidential information and invention assignment agreement.
Employment Arrangements
We have entered into an employment agreement or offer letter with each of our named executive officers in connection with his commencement of employment with us. Each of these employment engagements was negotiated with oversight from the Compensation Committee of our Board of Directors.
Typically, these arrangements provide for at-will employment and included our named executive officers’ initial base salary, a discretionary annual incentive bonus opportunity and standard employee benefit plan participation. These employment engagements were each subject to execution of our standard confidential information and invention assignment agreement.
Jason Blessing. We entered into an employment agreement (“Employment Agreement”) with Mr. Blessing, Chief Executive Officer, on May 7, 2018. Pursuant to the Employment Agreement, Mr. Blessing’s initial base salary was established at $415,000 per year. In addition, Mr. Blessing is eligible to receive an annual target bonus of $415,000 based on the achievement of individual and Company objectives. On June 7, 2018, in accordance with the terms of his Employment Agreement, Mr. Blessing was granted initial equity awards of (i) $2,175,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $2,175,000 worth of performance-based restricted stock units that will vest over three years with 50% vesting on each of the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Blessing’s employment is at will and may be terminated at any time, with or without cause.
David Barter. We entered into an offer letter agreement with Mr. Barter, our Senior Vice President and Chief Financial Officer, on May 7, 2017. Pursuant to the offer letter, Mr. Barter’s initial base salary was established at $310,000 per year. In addition, Mr. Barter is eligible to receive an annual target bonus of $155,000 based on the achievement of Company and personal objectives. On May 22, 2017, in accordance with the terms of his offer letter, Mr. Barter was granted 9,606 RSUs that fully vested on October 31, 2017, 79,250 RSUs, which vest in four equal installments on each annual anniversary of the vesting commencement date, and 26,416 performance-based RSUs that will vest over three years with 50% vesting on the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Barter’s employment is at will and may be terminated at any time, with or without cause.
Chris Lyon. We entered into an offer letter agreement with Mr. Lyon, Senior Vice President and Chief Revenue Officer, on March 27, 2019. Pursuant to the offer letter, Mr. Lyon’s initial base salary was established at $335,000 per year. In addition, Mr. Lyon is eligible to receive an annual variable compensation target bonus potential of approximately $335,000 if 100% of personal assignment achievement is reached. On June 12, 2019, Mr. Lyon was granted initial equity awards of (i) $910,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the 15th day of the second month of the quarter and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $390,000 worth of performance-based restricted stock units that will vest over three years with 33% vesting on the first annual anniversary of the vesting commencement date, and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Lyon’s employment is at will and may be terminated at any time, with or without cause.
Mark Anderson. We entered into an offer letter agreement with Mr. Anderson, Senior Vice President, Customer Success, on March 30, 2016. Pursuant to the offer letter, Mr. Anderson’s initial base salary was established at $275,000 per year. In addition, Mr. Anderson is eligible to receive an annual variable compensation target bonus potential of approximately $125,000 if 100% of personal assignment achievement is reached. On May 12, 2016, in accordance with the terms of his offer letter, Mr. Anderson was granted 71,023 RSUs. 23,675 RSUs are time based, which vest in four equal installments on the annual anniversary of the vesting commencement date. The remaining 47,348 RSUs are performance-based RSUs that will vest over three years with 50% vesting on the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Anderson’s employment is at will and may be terminated at any time, with or without cause.
Suresh Kannan. We entered into an offer letter agreement with Mr. Kannan, Senior Vice President and Chief Product Officer, on September 6, 2019. Pursuant to the offer letter, Mr. Kannan’s initial base salary was established at $360,000 per year. In addition, Mr.

Kannan is eligible to receive an annual variable compensation target bonus 60% of the base salary if Company and personal assignment achievement is reached. In accordance with the terms of his offer letter, it is anticipated that Mr. Kannan will be granted initial equity awards of (i) $1,750,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the 15th day of the second month of the quarter and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; (ii) $750,000 worth of performance-based restricted stock units that will vest over three years with 33% vesting on the first annual anniversary of the vesting commencement date, and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date, subject to the achievement of certain performance criteria; and (iii) $100,000 worth of Special Equity that will vest fully on the six month anniversary of his start date. Mr. Kannan’s employment is at will and may be terminated at any time, with or without cause.
Neeraj Gokhale. Effective September 30, 2019, Mr. Gokhale’s employment as Senior Vice President and Chief Product Officer ended. Pursuant to a transition letter agreement the Company intends to enter into with Mr. Gokhale, he will provide transition services as an advisor from October 1, 2019 to August 31, 2020 in exchange for continued health benefits through March 31, 2020 and 4,450 newly issued shares of Model N’s common stock. Subject to the performance of his transition services and release and waiver of claims, Mr. Gokhale’s existing equity grants will continue to vest through August 31, 2020. Mr. Gokhale’s remaining unvested equity as of such date will be cancelled.
Russell Mellott. Effective March 31, 2019, Mr. Mellott’s employment as Senior Vice President and Chief Revenue Officer ended. Pursuant to a professional services agreement, Mr. Mellott provided transition services as a consultant from April 1, 2019 to May 31, 2019 in exchange for continued health benefits through May 31, 2019 and cash payments totaling $51,500. Mr. Mellott’s existing equity grants continued to vest through May 31, 2019. Mr. Russell’s remaining unvested equity as of such date were cancelled.
Severance and Change in Control Arrangements
The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of Model N and its stockholders. Accordingly, our equity award agreements with each of our named executive officers provide for acceleration of vesting of 100% of the unvested shares of our common stock underlying such equity awards in the event of an involuntary termination of employment (as such term is defined in the equity award agreement) within 12 months following a change in control in our Company.
In addition, in May 2019 we entered into a Change in Control and Severance Agreement (“Severance Agreement”) with each of our named executive officers. The Severance Agreements provide that in exchange for a customary release of claims, upon a qualifying termination, which means a termination by us without “cause” or a resignation by the executive officer for “good reason,” (each as defined in the Severance Agreement) each named executive officer who is currently employed by us (other than our Chief Executive Officer) would be entitled to receive: (i) a lump sum severance payment of six months of base salary plus an amount equal to his or her annual target bonus payment for the year of termination, pro-rated to reflect the partial year of service and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the named executive officer and his or her covered dependents for up to six months will be paid by the Company. If the executive officer is subject to a qualifying termination within the 12 months following a change in control, then in lieu of the foregoing, the Severance Agreement provides the following benefits to such individual in exchange for a customary release of claims: (i) a lump sum severance payment of 12 months base salary plus a 100% target bonus payment, (ii) payment of premiums for continued medical benefits for the named executive officer and his or her covered dependents for up to 12 months and (iii) each of the executive officer’s outstanding equity awards will accelerate and become vested and exercisable, as applicable, as to 100% of the underlying shares, with any awards subject to performance-based vesting deemed earned based on actual achievement or if no such achievement has been determined, at 100% of target.
Our Severance Agreement with our Chief Executive Officer provides that in exchange for a customary release of claims, upon a qualifying termination, which means a termination by us without “cause” or a resignation by the Chief Executive Officer for “good reason,” (each as defined in the Severance Agreement)our Chief Executive Officer would be entitled to receive: (i) a lump sum severance payment of 12 months of base salary plus an amount equal to his or her annual target bonus payment for the year of termination, pro-rated to reflect the partial year of service and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the Chief Executive Officer and his covered dependents for up to 24 months will be paid by the Company. If the Chief Executive Officer is subject to a qualifying termination within the 12 months following a change in control, then in lieu of the foregoing, the Severance Agreement provides the following benefits in exchange for a customary release of claims: (i) a lump sum severance payment of 18 months base salary plus a 100% target bonus payment, (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the Chief Executive Officer and his covered dependents for up to 24 months and (iii) each of his outstanding equity awards will accelerate and become vested and exercisable, as applicable, as to 100% of the underlying shares, with any awards subject to performance-based vesting deemed earned based on actual achievement or if no such achievement has been determined, at 100% of target.
These severance arrangements are intended to support our named executive officers’ continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Model N. Each Severance Agreement has an initial term of three years following the effective date, and will automatically renew for successive three-year periods unless the Company provides the executive officer with notice of non-renewal at least three months prior to the end of the applicable term.

Potential Cost of Termination Payments
In the table below, we have estimated the potential cost to us of the compensation to which each named executive officer would be entitled if he experienced a qualifying termination of employment outside of a change of control of the Company and within 12 months of a change of control of the Company, effective as of September 30, 2019. In each case, equity compensation values are based on the closing price per share of our common stock on September 30, 2019 of $27.76 .

	Qualifying Termination			Qualifying Termination in Connection with a Change in Control
Named Executive Officer	Cash Payments ($)	Benefits ($)	Total ($)	Cash Payments ($)	Benefits ($)	Equity Compensation ($)	Total ($)
Jason Blessing	$1,193,119	$52,890	$1,246,009	$1,435,619	$52,890	$8,959,179	$10,447,688
David Barter	$442,807	$11,983	$454,790	$622,807	$23,966	$3,284,924	$3,931,697
Chris Lyon	$431,971	$11,999	$443,970	$599,471	$23,999	$1,946,503	$2,569,973
Suresh Kannan	$180,592	$1,045	$181,637	$576,000	$2,090	— (1)	$578,090
Mark Anderson	$380,076	$8,304	$388,380	$534,576	$16,609	$1,572,687	$2,123,872
Russell Mellott(2)	$154,500	$9,245	$163,745	$154,500	$9,245	$3,062,039	$3,225,784
Neeraj Gokhale(2)	$380,076	$13,223	$393,299	$534,576	26,445	$2,354,686	$2,915,707

(1)	Mr. Kannan’s initial equity award was not granted as of the end of our fiscal year 2019.

(2)
Reflects what each of Messrs. Gokhale and Mellott would have received in their roles as Senior Vice President and Chief Product Officer and as Senior Vice President and Chief Revenue Officer, respectively, upon a qualifying termination outside of a change of control and within 12 months of a change of control as of September 30, 2019. However, Mr. Gokhale’s service in such role ended as of September 30, 2019 and Mr. Mellott’s service ended as of March 31, 2019, and neither received the payments reflected in the table above. Compensation received by Messrs. Gokhale and Mellott following the end of their service as Senior Vice President and Chief Product Officer and as Senior Vice President and Chief Revenue Officer, respectively, is described above.

SUMMARY COMPENSATION TABLE
The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended September 30, 2019, 2018 and 2017, as applicable.

Name and Principal Position	Fiscal Year	Base Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($) (2) (3)	All Other Compensation ($)		Total ($)
Jason Blessing	2019	$485,000	$708,119	$1,798,300	$38,040	(4)	$3,029,459
Chief Executive Officer and Member of the Board	2018	$161,913	$163,036	$5,360,678	$2,954	(4)	$5,688,581
David Barter	2019	$360,000	$262,807	$674,418	$—		$1,297,225
Senior Vice President and Chief Financial Officer	2018	$310,000	$155,000	$637,990	$—		$1,102,990
	2017	$122,121	$61,250	$1,708,542	$—		$1,891,913
Chris Lyon (5)	2019	$167,500	$264,471	$1,311,926	$—		$1,743,897
Senior Vice President and Chief Revenue Officer
Suresh Kannan (5)	2019	$1,364	$—	$—	$—		$1,364
Senior Vice President and Chief Product Officer
Mark Anderson(6)	2019	$309,000	$225,576	$305,767	$—		$840,343
Senior Vice President, Global Services	2018	$300,000	$130,222	$411,596	$—		$841,818
Neeraj Gokhale (6)	2019	$309,000	$225,576	$539,452	$—		$1,074,028
Former Senior Vice President and Chief Product Officer	2018	$300,000	$150,000	$362,185	$—		$812,185
Russell Mellott	2019	$154,500	$—	$413,616	$231,273	(7)	$799,389
Former Senior Vice President and Chief Revenue Officer	2018	$300,000	$179,773	$548,795	$—		$1,028,568
	2017	$223,750	$106,998	$1,861,209	$—		$2,191,957
_________________________

(1)
The amounts in this column reflect cash bonus awards earned by the named executive officers under our bonus plans applicable to fiscal years 2019, 2018 and 2017, as applicable. The bonus plan applicable to fiscal year 2019 is discussed in greater detail in “Executive Compensation” above. Fiscal year 2019 bonuses reflect 146% achievement, with 105% of the target bonus amount paid in cash and 41% of the target bonus amount paid in RSUs that vested in full on November 29, 2019.

(2)
The amounts reported in this column represent the aggregate grant date fair value of RSU awards granted under our 2013 Equity Incentive Plan to our named executive officers during the fiscal years ended September 30, 2019, 2018 and 2017 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the RSU awards reported in this column are set forth in Note 9 to our consolidated financial statements included in our fiscal year 2019 Annual Report on Form 10-K filed on November 15, 2019. Note that the amounts reported in this column reflect the accounting cost for these RSU awards, and do not correspond to the actual economic value that may be received by our named executive officers from the RSU awards.

(3)	The fiscal year 2019 stock awards are discussed in greater detail in “Executive Compensation” above.

(4)
Pursuant to Mr. Blessing's employment agreement, the Company provides a car service in connection with Mr. Blessing's roundtrip commute between his home and the Company's offices in San Mateo, California.

(5)	Messrs. Lyon and Kannan were not employees of the Company prior to fiscal year 2019.

(6)	Messrs. Anderson and Gokhale first became named executive officers in fiscal year 2018.

(7)	Includes $179,773 in earned commissions and $51,500 earned pursuant to a professional services agreement for transition services.

Grants of Plan-Based Awards During Fiscal Year 2019 Table
The following table provides information related to grants of plan-based awards to our named executive officers during fiscal year 2019:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target ($)(1)	Maximum ($)	Target (#)	Maximum (#)	All Other Stock Awards; Numbers of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (2)
Jason Blessing	11/30/2018	$485,000	$970,000	65,488	98,232	65,488	$1,798,300
David Barter	11/30/2018	$180,000	$360,000	14,740	22,110	34,380	$674,418
Chris Lyon	06/12/2019	$335,000	$670,000	21,036	31,554	49,083	$1,311,926
Suresh Kannan (3)	—	$216,000	$432,000	—	—	—	—
Mark Anderson	11/30/2018	$154,500	$309,000	6,680	10,020	15,590	$305,767
Neeraj Gokhale	11/30/2018	$154,500	$309,000	11,790	17,685	27,500	$539,452
Russell Mellott	11/30/2018	$256,470	$512,940	9,035	13,553	21,090	$413,616

(1)	There are no threshold levels for the award.

(2)
The amounts reported in this column represent the aggregate grant date fair value of stock awards granted under our 2013 Equity Incentive Plan to our named executive officers during the fiscal year ended September 30, 2019 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 9 to our consolidated financial statements included in our fiscal year 2019 Annual Report on Form 10-K. Note that the amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

(3)	Mr. Kannan’s initial equity award was not granted as of the end of our fiscal year 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End Table
The following table provides information regarding outstanding RSUs held by our named executive officers as of September 30, 2019.

		Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Jason Blessing	6/7/2018	(2)	83,127	$2,307,606	—	$—
	11/30/2018	(5)	53,209	$1,477,082	—	$—
	6/7/2018	(3)	—	$—	120,913	$3,356,545
	11/30/2018	(6)	—	$—	65,488	$1,817,947
David Barter	5/22/2017	(4)	39,624	$1,099,962	—	$—
	3/10/2018	(5)	8,780	$243,733	—	$—
	11/30/2018	(5)	27,933	$775,420	—	$—
	5/22/2017	(3)	—	$—	13,208	$366,654
	3/10/2018	(3)	—	$—	14,048	$389,972
	11/30/2018	(6)	—	$—	14,740	$409,182
Chris Lyon	06/12/2019	(2)	49,083	$1,362,544	—	$—
	06/12/2019	(6)	—	$—	21,036	$583,959
Suresh Kannan	—		—	$—	—	$—
Mark Anderson	5/12/2016	(4)	5,918	$164,284	—	$—
	5/22/2017	(4)	12,500	$347,000	—	$—
	3/10/2018	(5)	5,661	$157,149	—	$—
	11/30/2018	(5)	12,665	$351,580
	5/22/2017	(3)	—	$—	4,166	$115,648
	3/10/2018	(3)	—	$—	9,063	$251,589
	11/30/2018	(6)	—	$—	6,680	$185,437
Neeraj Gokhale	09/08/2017	(4)	28,301	$785,636	—	$—
	03/10/2018	(5)	4,981	$138,273	—	$—
	11/30/2018	(5)	22,343	$620,242	—	$—
	09/08/2017	(3)	—	$—	9,433	$261,860
	03/10/2018	(3)	—	$—	7,975	$221,386
	11/30/2018	(6)	—	$—	11,790	$327,290
Russell Mellott(7)	—		—	$—	—	$—
___________________________

(1)
The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on September 30, 2019, which was $27.76.

(2)
The shares subject to this RSU award vest as to 25% on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date.

(3)
The shares subject to this performance-based RSU award vest as to 50% on the second and third annual anniversaries of the vesting commencement date based on the performance of our stock price relative to the Russell 3000 Index.

(4)	The shares subject to this RSU award vest as to 25% on each annual anniversary of the vesting commencement date.

(5)	The shares subject to this RSU award vest as to 6.25% on each quarterly anniversary of the vesting commencement date.

(6)
The shares subject to this performance-based RSU award vest as to 33% on the first annual anniversary of the vesting commencement date and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date based on the achievement of certain Gross Recurring Revenue bookings targets.

(7)	All unvested equity awards held by Mr. Mellott were cancelled after his transition services period concluded in May 2019.

Stock Vested During Fiscal Year 2019 Table
The following table provides information related to the vesting of RSUs held by our named executive officers during fiscal year 2019. Our named executive officers did not exercise any options during fiscal year 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Jason Blessing	50,065	$1,022,159
David Barter	59,886	$1,093,068
Chris Lyon	—	—
Suresh Kannan	—	—
Mark Anderson	58,111	$1,021,968
Neeraj Gokhale	42,813	$875,499
Russell Mellott	91,682	$1,573,870

(1)	The aggregate value realized upon the vesting of an RSU represents the aggregate market price of the shares of our common stock on the date of vesting.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:
The fiscal year 2019 annual total compensation of our Chief Executive Officer was $3,029,459, the fiscal year 2019 annual total compensation of our median compensated employee was $87,219, and the ratio of these amounts is 35 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules. We determined our median compensated employee by using base salary, bonuses, commissions, and grant date fair value of equity awards granted to employees as of the last day of our fiscal year 2019. We applied this measure to our global employee population, excluding our Chief Executive Officer, as of the last day of our fiscal year 2019 and annualized base salaries, bonuses and commissions for permanent full-time and part-time employees that did not work the full year. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rate in effect on the last day or our fiscal year 2019. In addition, we did not exclude any non-U.S. employees under the de minimis or other exceptions set forth in Item 402(u) of Regulation S-K, and did not make any cost-of-living adjustments. Once we determined our median compensated employee using these measures, we calculated the employee’s fiscal year 2019 annual total compensation using the same methodology that is used to calculate our Chief Executive Officer’s annual total compensation in the table entitled “Summary Compensation Table.”
The SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION COMMITTEE REPORT
The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
In reliance on the reviews and discussions referred to above and the review and discussion of the section captioned “Compensation Discussion and Analysis” with our management, our Compensation Committee has recommended to our Board of Directors that the section captioned “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Alan Henricks (Chair)
Baljit Dail
Dave Yarnold

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of September 30, 2019 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,450,632 (1)	8.66	6,153,766 (2)
Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	2,450,632	8.66	6,153,766
____________________

(1)	Excludes purchase rights accruing under our 2013 Employee Stock Purchase Plan and includes 2,350,569 shares subject to RSUs.

(2)
Includes 2,153,066 shares of common stock that remain available for purchase under the 2013 Employee Stock Purchase Plan, 3,635,000 shares of common stock that remain available for purchase under our 2013 Equity Incentive Plan, and 365,700 shares of common stock reserved for issuance pursuant to the vesting of performance-based RSUs and subject to the achievement of certain performance criteria. Additionally, our 2013 Employee Stock Purchase Plan provides for automatic increases in the number of shares available for issuance under it on October 1 of each year during the term of the 2013 Employee Stock Purchase Plan by the number of shares equal to 2% of the total number of outstanding shares of our common stock on the immediately preceding September 30th (rounded down to the nearest whole share).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of December 17, 2019, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) by each director and nominee for director, (c) by named executive officers (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 33,329,629 shares of common stock outstanding at December 17, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or releasable, or that will become exercisable or releasable within 60 days of December 17, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404.

	Shares Beneficially Owned (as of December 17, 2019)
	Number	Percent
Named Executive Officers, Directors and Director Nominees:
Jason Blessing(1)	66,693	*
David Barter(2)	66,326	*
Chris Lyon(3)	2,143	*
Mark Anderson(4)	81,018	*
Suresh Kannan(5)	—	*
Alan Henricks(6)	44,782	*
Melissa Fisher(7)	43,277	*
Tim Adams(8)	40,585	*
Baljit Dail(9)	33,180	*
Dave Yarnold(10)	14,447	*
Scott Reese(11)	5,797	*
Neeraj Gokhale (12)	40,528	*
Russell Mellott (13)	88,786	*
All directors and executive officers as a group (15 persons):(14)	536,637	1.6%
5% Stockholders:
Zack Rinat(15)	3,088,840	9.3%
BlackRock, Inc.(16)	2,001,099	6.0%
Trigran Investments, Inc.(17)	1,976,779	5.9%
First Light Asset Management, LLC (18)	1,726,404	5.2%
Renaissance Technologies, LLC(19)	1,713,600	5.1%
The Vanguard Group, Inc.(20)	1,695,589	5.1%
_________________________

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Consists of 55,043 shares held by Mr. Blessing and 11,650 shares subject to restricted stock units held by Mr. Blessing that are releasable within 60 days of December 17, 2019.

(2)	Consists of 63,299 shares held by Mr. Barter and 3,027 shares subject to restricted stock units held by Mr. Barter that are releasable within 60 days of December 17, 2019.

(3)	Consists of 2,143 shares held by Mr. Lyon and 0 shares subject to restricted stock units held by Mr. Lyon that are releasable within 60 days of December 17, 2019.

(4)	Consists of 72,218 shares held by Mr. Anderson and 8,800 shares subject to restricted stock units held by Mr. Anderson that are releasable within 60 days of December 17, 2019.

(5)	Consists of 0 shares held by Mr. Kannan and 0 shares subject to restricted stock units held by Mr. Kannan that are releasable within 60 days of December 17, 2019.

(6)	Consists of 41,398 shares held by Mr. Henricks and 3,384 shares subject to restricted stock units held by Mr. Henricks that are releasable within 60 days of December 17, 2019.

(7)	Consists of 40,105 shares held by Ms. Fisher and 3,172 shares subject to restricted stock units held by Ms. Fisher that are releasable within 60 days of December 17, 2019.

(8)	Consists of 37,095 shares held by Mr. Adams and 3,490 shares subject to restricted stock units held by Mr. Adams that are releasable within 60 days of December 17, 2019.
(9)  Consists of 29,567 shares held by Mr. Dail and 3,613 shares subject to restricted stock units held by Mr. Dail that are releasable within 60 days of December 17, 2019.
(10) Consists of 11,275 shares held by Mr. Yarnold and 3,172 shares subject to restricted stock units held by Mr. Yarnold that are releasable within 60 days of December 17, 2019.
(11) Consists of 3,847 shares held by Mr. Reese and 1,950 shares subject to restricted stock units held by Mr. Reese that are releasable within 60 days of December 17, 2019.
(12) Consists of 38,310 shares held by Mr. Gokhale and 2,218 shares subject to restricted stock units held by Mr. Gokhale that are releasable within 60 days of September 30, 2019.
(13) Consists of 88,786 shares held by Mr. Mellott and 0 shares subject to restricted stock units held by Mr. Mellott that are releasable within 60 days of March 31, 2019.
(14) Consists of 490,585 shares held by our directors and executive officers as a group and 46,052 shares subject to options and restricted stock units that are exercisable or releasable within 60 days of December 17, 2019 held by our directors and executive officers as a group.
(15) Based on information obtained from our proxy solicitation firm as of February 14, 2019 with respect to the Rinat Family 2006 Trust Dated December 13, 2006. Mr. Rinat may be deemed the beneficial owner of the shares held by this trust.
(16) Based on Schedule 13G filed February 08, 2019 with the SEC. Consists of 2,001,099 shares of common stock held by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Model N, Inc. No one person's interest in the common stock of Model N, Inc is more than five percent of the total outstanding common shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 1005.
(17) Based on Schedule 13G filed February 14, 2019 with the SEC. Consists of 1,976,779 shares of common stock held by Trigran Investments, Inc., Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson, who share voting and dispositive power over the shares. Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson are the controlling shareholders and/or sole directors of Trigran Investments, Inc. and thus may be considered the beneficial owners of shares beneficially owned by Trigran Investments, Inc. The address of Trigran Investments, Inc. is 630 Dundee Road, Suite 230, Northbrook, IL 60062.
(18) Based on Schedule 13G filed February 14, 2019 with the SEC. Consists of 1,726,404 shares of common stock held by First Light Asset Management, LLC. ("First Light") and Mathew P. Arens, who have shared voting and dispositive power of the shares. First Light is deemed to be the beneficial owner of the Issuer’s shares by virtue of the fact that it acts as investment adviser to certain persons, each of whom has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, those shares. Mr. Arens is also deemed to be the beneficial owner of these shares because of his position as managing member and majority owner of First Light. The address of First Light is 3300 Edinborough Way, Suite 201, Edina, MN 55435.
(19) Based on information obtained from our investor relations firm as of September 30, 2019. We do not have any additional information on the holder regarding the names of natural persons with voting and dispositive power over such shares. The address of Renaissance Technologies, LLC is 600 Route 25A, East Setauket, New York 11733.
(20) Based on information obtained from our investor relations firm as of September 30, 2019. We do not have any additional information on the holder regarding the names of natural persons with voting and dispositive power over such shares. The address of The Vanguard Group, Inc. is 455 Devon Park Drive Wayne, PA 19087-1815.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, except for one Form 4 that was filed eight business days late by each of Messrs. Blessing, Barter, Anderson, Gokhale and Mellott, and Ms. Selig to report two transactions, we believe that during fiscal year 2019, all Section 16(a) filing requirements were satisfied on a timely basis.

ADDITIONAL INFORMATION
Stockholder Proposals for 2021 Annual Meeting
Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2021 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than September 4, 2020. Such proposals must be delivered to the Corporate Secretary of Model N at the address listed on the front page.
Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2021 Annual Meeting of Stockholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Bylaws. Notice must be received by the Corporate Secretary of Model N at the address listed on the front page, no earlier than November 2, 2020 and no later than December 2, 2020.
However, if the date of our 2020 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Corporate Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made.
A copy of the pertinent provisions of the Bylaws is available upon request to the Corporate Secretary of Model N at the address listed on the front page.
Solicitation of Proxies
We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.
Fiscal Year 2019 Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and our 2020 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “Investors” section on our website at: http://investor.modeln.com/annual-meeting/Index?KeyGenPage=1073749823.
OTHER MATTERS
We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.
MODEL N, INC.
January 2, 2020
San Mateo, California

ANNEX A

NON-GAAP FINANCIAL MEASURES

We have provided in this proxy statement financial information that has not been prepared in accordance with accounting standards generally accepted in the United States of America (“GAAP”). We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below.
A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this Annex A.
Our reported results include certain non-GAAP financial measures, including non-GAAP gross profit, non-GAAP gross margins, non-GAAP subscription gross margins, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, and adjusted EBITDA. Non-GAAP gross profit excludes stock-based compensation expenses, amortization of intangible assets, and the deferred revenue adjustments resulting from the Revitas acquisition as they are often excluded by other companies to help investors understand the operational performance of their business. Non-GAAP income (loss) from operations and non-GAAP net income (loss) exclude stock-based compensation expense, amortization of intangible assets, and the deferred revenue adjustment. In addition, stock- based compensation expense varies from period to period and from company to company due to such things as differing valuation methodologies and changes in stock price. Adjusted EBITDA is defined as net loss, adjusted for depreciation and amortization, stock-based compensation expense, acquisition & integration related expenses, deferred revenue adjustment, interest (income) expense, net, and other (income) expenses, net, and provision for (benefit from) income taxes. Reconciliation tables are provided in this Annex A.

Model N, Inc.
Reconciliation of GAAP to Non-GAAP Operating Results
(in thousands, except per share amounts)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
Reconciliation from GAAP net loss to adjusted EBITDA
GAAP net loss	$(5,655)	$(3,619)	$(19,293)	$(28,207)
Reversal of non-GAAP items
Stock-based compensation expense	8,518	4,012	21,340	23,324
Depreciation and amortization	1,599	1,889	6,790	8,299
Deferred revenue adjustment (c)	--	--	-	627
Interest expense, net	620	828	2,933	8,178
Other expenses (income), net	(89)	(416)	319	(722)
Provision for (benefit from) income taxes	61	(177)	1,030	(27)
Adjusted EBITDA	$5,054	$2,517	$13,119	$11,472

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
Reconciliation from GAAP revenue to revenue before deferred revenue adjustment
GAAP revenue	$36,603	$36,714	$141,235	$154,632
Deferred revenue adjustment (c)	--	--	--	627
Revenue before deferred revenue adjustment	$36,603	$36,714	$141,235	$155,259

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
Reconciliation from GAAP gross profit to non-GAAP gross profit
GAAP gross profit	19,650	21,887	75,105	89,298
Reversal of non-GAAP expenses
Stock-based compensation (a)	2,455	684	5,362	2,656
Amortization of intangible assets (b)	476	476	1,904	1,904
Deferred revenue adjustment (c)	0	0	0	627
Non-GAAP gross profit	$22,581	$23,047	$82,371	$94,485
Percentage of revenue before deferred revenue adjustment	61.7%	62.8%	58.3%	60.9%

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
Reconciliation from GAAP operating loss to non-GAAP operating income
GAAP subscription gross profit	$18,469	$16,312	$70,001	$60,488
Reversal of non-GAAP expenses
Stock-based compensation (a)	1,104	428	2,468	1,400
Amortization of intangible assets (b)	476	476	1,904	1,904
Non-GAAP subscription gross profit	$20,049	$17,216	$74,373	$63,792

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
Reconciliation from GAAP operating loss to non-GAAP operating income
GAAP operating loss	$(5,063)	$(3,384)	$(15,011)	$(20,778)
Reversal of non-GAAP expenses
Stock-based compensation (a)	8,518	4,012	21,340	23,324
Amortization of intangible assets (b)	1,366	1,381	5,467	5,562
Deferred revenue adjustment (c)	0	0	0	627
Non-GAAP operating income	$4,821	$2,009	$11,796	$8,735

Numerator
Reconciliation between GAAP net loss and non-GAAP net income
GAAP net loss	$(5,655)	$(3,619)	$(19,293)	$(28,207)
Reversal of non-GAAP expenses
Stock-based compensation (a)	8,518	4,012	21,340	23,324
Amortization of intangible assets (b)	1,366	1,381	5,467	5,562
Deferred revenue adjustment (c)	-	-	-	627
Non-GAAP net income	$4,229	$1,774	$7,514	$1,306

Denominator
Reconciliation between GAAP and non-GAAP net income (loss) per share
Shares used in computing GAAP net loss per share:
Basic	32,846	31,342	32,232	30,370
Diluted	32,846	31,342	32,232	30,370
Shares used in computing non-GAAP net income per share
Basic	32,846	31,342	32,232	30,370
Diluted	~~34,149~~	~~32,238~~	~~33,423~~	32,243
GAAP net loss per share
Basic and diluted	$(0.17)	$(0.12)	$(0.60)	$(0.93)
Non-GAAP net income per share
Basic	$0.13	$0.06	$0.23	$0.04
Diluted	$0.12	$0.06	$0.22	$0.04

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
Amortization of intangibles assets recorded in the statements of operations
Cost of revenues
Subscription	$476	$476	$1,904	$1,904
Professional services	-	-	-	-
Total amortization of intangibles assets in cost of revenue (b)	476	476	1,904	1,904
Operating expenses
Research and development	-	-	-	-
Sales and marketing	890	905	3,563	3,658
General and administrative	-	-	-	-
Total amortization of intangibles assets in operating expense (b)	890	905	3,563	3,658
Total amortization of intangibles assets (b)	$1,366	$1,381	$5,467	$5,562

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
Stock-based compensation recorded in the statements of operations
Cost of revenues
Subscription	$1,104	$428	$2,468	$1,400
Professional services	1,351	256	2,894	1,256
Total stock-based compensation in cost of revenue (a)	2,455	684	5,362	2,656
Operating expenses
Research and development	1,749	839	4,145	2,983
Sales and marketing	1,817	1,007	4,641	3,524
General and administrative	2,497	1,482	7,192	14,161
Total stock-based compensation in operating expense (a)	6,063	3,328	15,978	20,668
Total stock-based compensation (a)	$8,518	$4,012	$21,340	$23,324

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements presented on a GAAP basis, Model N uses non-GAAP measures of adjusted EBITDA, gross profit, gross margin, income from operations, net income, weighted average shares outstanding and net income per share, which are adjusted to exclude Channel Insight and Revitas acquisition related costs, deferred revenue adjustment and valuation allowance resulting from Revitas acquisition, stock-based compensation expense, amortization of intangible assets and includes dilutive shares where applicable. We believe these adjustments are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Model N’s underlying operating results and trends and our marketplace performance. The non-GAAP results are an indication of our baseline performance that are considered by management for the purpose of making operational decisions. In addition, these non-GAAP results are the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating loss, net loss or basic and diluted net loss per share prepared in accordance with generally accepted accounting principles in the United States. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

While a large component of our expenses incurred in certain periods, we believe investors may want to exclude the effects of these items in order to compare our financial performance with that of other companies and between time periods:

(a)
Stock-based compensation is a non-cash expense accounted for in accordance with FASB ASC Topic 718. Stock-based compensation is a non-cash item. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies.

(b)
Amortization of intangible assets resulted principally from acquisitions. Intangible asset amortization is a non-cash item. As such, we believe exclusion of these expenses provides for a better comparison of our operating results to prior periods and to our peer companies.

(c)
Represents deferred revenue adjustment resulting from purchase price accounting that is related to the Revitas acquisition and is a non-cash item. As such, we believe this adjustment provides for a better comparison of our operating results to prior periods and to our peer companies.

ANNUAL MEETING OF STOCKHOLDERS OF

MODEL N, INC.

February 14, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at
https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/ViewMaterial?CoNumber=18179

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230300000000000000 4   021420

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class I Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Tim Adams
○ Scott Reese

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1 and "FOR" Proposals 2 and 3.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MODEL N, INC.

Proxy for Annual Meeting of Stockholders on February 14, 2020

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jason Blessing and David Barter as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Model N, Inc. held of record by the undersigned at the close of business on December 17, 2019 at the Annual Meeting of Stockholders to be held February 14, 2020 at 11:30 a.m. Pacific Time at 777 Mariners Island Boulevard, Suite 300, San Mateo California 94404, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

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